Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard
Suite 3000	Contact: Stephen Bacica
Arlington, VA 22209	(703) 562-7110
(703) 247-7500	SBacica@MCGCapital.com
(866) 904-4775 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL CORPORATION REPORTS FIRST QUARTER 2012 RESULTS
AND DISTRIBUTION OF $0.14 PER SHARE
ARLINGTON, VA—May 3, 2012—MCG Capital Corporation (Nasdaq: MCGC) (“MCG,” "we," "our," "us" or the “Company”) announced today its financial results for the first quarter ended March 31, 2012. We will host an investment community conference call today, May 3, 2012, at 9:00 a.m. (Eastern Time).
HIGHLIGHTS
As outlined in further detail in this earnings release and in our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2012, the following highlights occurred during the three months ended March 31, 2012:

•	Net operating income, or NOI, was $4.0 million, or $0.05 per share;

•	Net income was $1.4 million, or $0.02 per share;

•	We incurred approximately $3.7 million of costs associated with our transition plan, a $0.05 per share impact to NOI;

•	We monetized $23.7 million of our equity investments and $55.3 million of our debt portfolio;

•	We ended the quarter with $164.6 million of cash, consisting of $59.9 million of unrestricted cash, $35.4 million of cash in securitization accounts and $69.3 million in restricted cash; and

•	Under our stock repurchase program, we repurchased and retired 1,180,000 shares of our common stock at a total cost of $5.1 million, or an average of $4.31 per share;
In addition, we anticipate paying off our SunTrust Warehouse financing facility in the second quarter of 2012. As of March 31, 2012, we owed $35.2 million under this facility secured by $120.0 million of collateral held primarily by the MCG Commercial Loan Funding Trust.
RECENT DEVELOPMENTS
We continue to execute on our strategic plan to return the Company to its roots as a leading middle-market lender. We continue to simplify our capital structure, redeploy cash into yield-oriented investments, repay debt and return equity to our stockholders. We are also re-sizing the business to operate more efficiently. The following significant developments occurred during the first four months of 2012:

•
Equity Monetizations - On February 24, 2012, we successfully exited our equity investment in Jenzabar, Inc. for $23.7 million in proceeds, realizing a $16.4 million gain over the 8-year investment period. On April 30, 2012, we successfully exited our equity investment in GSDM Holdings Corp. for $7.1 million, $5.2 million of which we received at closing and $1.9 million of which will be held in escrow.

•
Loan Monetizations and Fundings - We received $55.3 million in loan payoffs and amortization payments during the first quarter of 2012. Four borrowers repaid $48.1 million in principal at or above par. We did not fund any new debt investments during the first quarter; however, we funded $3.8 million in loan advances and draws to existing borrowers. In conjunction with the sale of our investment in GSDM Holdings Corp, the Borrower repaid the outstanding contractual loan balances of approximately $27.6 million owed to us.

MCG Capital Corporation
May 3, 2012

•
Open-Market Purchase of Our Stock - In January 2012, our board of directors authorized a stock repurchase program of up to $35.0 million. In the first quarter of 2012, we repurchased and retired 1,180,000 shares at a total cost of $5.1 million, or an average of $4.31 per share. We acquired these shares from sellers in open market transactions. We retire these shares upon settlement, thereby reducing the number of authorized shares otherwise outstanding.

•
Operational Realignment - Executing on our transition plan, during the first quarter of 2012 we eliminated an additional ten positions, including seven back-office or support positions. In the first quarter, we accrued $1.1 million in severance related expenses and we anticipate accruing an additional $0.4 million in severance related expenses over the remainder of 2012 related to these ten positions. At the end of the required service period for each terminated employee, our full time headcount will be reduced to 28. Furthermore, we would anticipate transitioning our current workforce to a level of 20 to 25 by year end 2012.

•
Liquidity and De-Leveraging Events - During the first quarter 2012, our asset coverage ratio improved from 244% at December 31, 2011 to 265% at March 31, 2012. We also took the following actions during the quarter:

◦
SunTrust Warehouse Modification - In January 2012, we entered into an amendment to our SunTrust Warehouse facility, which among other things, accelerated the scheduled termination date to January 17, 2012 and set the final legal maturity of this facility to January 17, 2014, thereby commencing a 24-month amortization period. We paid down $20.6 million of debt in this facility during the quarter, reducing the outstanding loan balance from $55.8 million at December 31, 2011 to $35.2 million at March 31, 2012. In connection with the execution of the amendment, we paid an amendment fee of $0.5 million. In addition, due to the reduction of the facility we recognized in interest expense approximately $1.5 million of accelerated deferred financing fees.

◦
SunTrust Warehouse Pay-off - We anticipate paying off the SunTrust Warehouse facility in the second quarter of 2012. As of March 31, 2012, we had $1.0 million of deferred financing fees on our balance sheet recorded in other assets. Upon the repayment of our obligation to SunTrust, we anticipate accelerating and recognizing the deferred financing fees as an interest expense in our Consolidated Statement of Operations.

◦
Private Placement Notes - In January 2012, we repaid in full and terminated the Series 2007-A unsecured notes. We paid the noteholders $8.7 million of principal, $0.2 million in accrued interest and $0.2 million in prepayment fees. The prepayment fees are recorded as a "loss on extinguishment of debt before income tax provision" in our Consolidated Statement of Operations for the three months ended March 31, 2012.

OUTLOOK
As previously discussed, based on our continuing success in executing on our strategic plan, we continue to target future annual base compensation and benefits levels of approximately $4.0 million to $5.0 million beginning in 2013, as well as a projected embedded annual non-compensation cost structure of approximately $5.5 million to $6.5 million by no later than the end of the first quarter of 2013, which is when the lease on the Company's current headquarters facility expires.
Consistent with our previous 2012 guidance, we expect to incur costs associated with our transition plan of approximately $0.10 per share to $0.15 per share, primarily attributable to severance costs and the related acceleration of restricted stock for terminated employees, the amendment and anticipated pay-off of our SunTrust Warehouse financing facility, and employee compensation, primarily in the form of retention and inducement payments.
During the three months ended March 31, 2012, we incurred costs associated with our transition plan of $3.7 million or $0.05 per share, consisting of $1.5 million in accelerated deferred financing fees associated with the amendment of our SunTrust Warehouse financing facility that we recorded as interest expense, $1.0 million in retention and inducement payments that we recorded as salaries and benefits, $0.1 million in amortization expenses associated with the elimination of the additional ten positions that we recorded as amortization of employee restricted stock awards, and $1.1 million in severance related expenses that we recorded as general and administrative expense.
Due to increasing debt and equity monetizations within our portfolio, the anticipated effect of debt facility repayment, the timing and impact of slower origination pacing and the resulting additional cash held on our balance sheet, we are revising our net operating income forecast for 2012, excluding transition costs, to approximately $0.35 per share to

MCG Capital Corporation
May 3, 2012

$0.40 per share from $0.40 per share to $0.50 per share.
As we begin to realize the expected benefits of our transition plan and redeploy capital, taking into consideration the timing of new loans, the yields we expect to earn on our new investments, our ability to use leverage in making these investments, the health and performance of our existing investments, our ability to make quality investments and manage them well, and other risk factors and considerations outlined in our public disclosures, we are forecasting net operating income of approximately $0.50 per share to $0.60 per share for 2013.  However, absent a change in current origination levels, we would expect to be at the lower end of this range.
DISTRIBUTION
On April 27, 2012, the MCG board of directors declared a distribution of $0.14 per share. The distribution is payable as follows:
Record date: June 13, 2012
Payable date: July 13, 2012
If we determined the tax attributes of our 2012 distributions as of March 31, 2012, 39% would be from ordinary income and 61% would be a return of capital. However, actual determinations of the tax attributes of our distributions, including determinations of return of capital, are made annually as of the end of our fiscal year based upon our taxable income and distributions paid for the full year and will be reported to each stockholder on a Form 1099.
ACCESS TO CAPITAL AND LIQUIDITY
Our access to debt and equity capital continues to be constrained. Because our stock continues to trade below net asset value, or NAV, and we do not have stockholder approval to sell equity below our NAV, we effectively lack access to the equity markets. Lenders, in general, may be reluctant to extend credit to us without such equity capital markets access.
At March 31, 2012, we had $59.9 million of cash and cash equivalents available for general corporate purposes, as well as $63.6 million of cash in restricted accounts related to our SBIC that we could use to fund new investments in the SBIC and $5.7 million of restricted cash held in escrow. In addition, we had $35.4 million of cash in securitization accounts, that may only be used to make interest and principal payments on our securitized borrowings or distributions to MCG in accordance with the indenture agreements.
At March 31, 2012, cash in securitization accounts included $31.9 million in our Commercial Loan Trust 2006-1. In April 2012, we used $28.0 million of securitized cash to repay borrowings of our Commercial Loan Trust 2006-1. The reinvestment period for this facility ended on July 20, 2011 and all subsequent principal collections received have been and will be used to repay the securitized debt.
At March 31, 2012, cash in securitization accounts included $3.5 million in our MCG Commercial Loan Funding Trust that may only be used to make interest and principal payments on our securitized borrowings under the SunTrust Warehouse facility. In April 2012, we used $0.7 million to repay outstanding borrowings of our MCG Commercial Loan Funding Trust. In January 2012, this facility entered a 24-month amortization period with a final legal maturity in January 2014. All future principal collections by the MCG Commercial Loan Funding Trust will be used to reduce the balance of the outstanding advances under this facility. We anticipate paying off the SunTrust Warehouse facility in the second quarter of 2012.
At March 31, 2012, $150.0 million of SBA borrowings were outstanding, the maximum available under our current license.

MCG Capital Corporation
May 3, 2012

OTHER ORGANIZATIONAL CHANGES
On May 3, 2012, we accepted the resignation of Stephen J. Bacica from his position as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Bacica will continue to provide transition services to MCG through May 15, 2012. Mr. Bacica's resignation allows him to pursue other interests and is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company's operations, policies or practices. In the second quarter of 2012, we will record a liability and recognize a general and administrative expense of approximately $1.6 million for severance obligations payable under the terms of the letter agreement outlining the terms of Mr. Bacica's separation from the Company. In addition, and as a result of the lapsing of the forfeiture provisions on Mr. Bacica's restricted common stock under the terms of his letter agreement, we will recognize approximately $0.2 million of amortization of employee restricted stock.
Effective May 15, 2012, Keith Kennedy, Executive Vice President and Managing Director, will assume the additional roles of Chief Financial Officer and Treasurer.
RESULTS OF OPERATIONS
The following section compares our results of operations for the three months ended March 31, 2012 to the three months ended March 31, 2011.
COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
The following table summarizes the components of our net income (loss) for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,		Variance
(dollars in thousands)	2012	2011	$	Percentage
Revenue
Interest and dividend income
Interest income	$15,596	$20,158	$(4,562)	(22.6)%
Dividend income	1,077	2,497	(1,420)	(56.9)
Loan fees	623	781	(158)	(20.2)
Total interest and dividend income	17,296	23,436	(6,140)	(26.2)
Advisory fees and other income	263	867	(604)	(69.7)
Total revenue	17,559	24,303	(6,744)	(27.7)
Operating expenses
Interest expense	5,202	3,873	1,329	34.3
Employee compensation
Salaries and benefits	3,875	3,976	(101)	(2.5)
Amortization of employee restricted stock	478	624	(146)	(23.4)
Total employee compensation	4,353	4,600	(247)	(5.4)
General and administrative expense	3,936	2,827	1,109	39.2
Restructuring expense	26	—	26	NM
Total operating expense	13,517	11,300	2,217	19.6
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision	4,042	13,003	(8,961)	(68.9)
Net investment loss before income tax provision	(2,493)	(20,944)	18,451	(88.1)
Loss on extinguishment of debt before income tax provision	(174)	(863)	689	(79.8)
Income tax provision	18	11	7	63.6
Net income (loss)	$1,357	$(8,815)	$10,172	NM
NM=Not Meaningful

MCG Capital Corporation
May 3, 2012

TOTAL REVENUE
Total revenue includes interest and dividend income and advisory fees and other income. The following sections describe the reasons for the variances in each major component of our revenue during the three months ended March 31, 2012 from the three months ended March 31, 2011.
INTEREST INCOME
The level of interest income that we earn depends upon the level of interest-bearing investments outstanding during the period, as well as the weighted-average yield on these investments. During the three months ended March 31, 2012, the total yield on our average debt portfolio at fair value was 10.9% compared to 11.2% during the three months ended March 31, 2011. The weighted-average yield varies each period because of changes in the composition of our portfolio of debt investments, changes in stated interest rates, fee accelerations of unearned fees on paid/restructured loans and the balance of loans on non-accrual status for which we are not accruing interest.
The following table shows the various components of the total yield on our average debt portfolio at fair value for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
	2012	2011
Average 90-day LIBOR	0.5%	0.3%
Spread to average LIBOR on average loan portfolio	10.6	11.0
Impact of fee accelerations of unearned fees on paid/restructured loans	0.2	0.2
Impact of non-accrual loans	(0.4)	(0.3)
Total yield on average loan portfolio	10.9%	11.2%
During the three months ended March 31, 2012, interest income was $15.6 million, compared to $20.2 million during the three months ended March 31, 2011, which represented a $4.6 million, or 22.6%, decrease. This decrease reflected a $4.1 million decrease resulting from a 20.5% decrease in our average loan balance, a $0.8 million decrease in interest income resulting from a 0.39% decrease in our spread to LIBOR, and a $0.2 million decrease resulting from the net impact of loans that were on non-accrual status during the three months ended March 31, 2012 that were accruing interest during the three months ended March 31, 2011. These decreases were partially offset by a $0.4 million increase in interest income related to the change in LIBOR.
PIK Income
Interest income includes certain amounts that we have not received in cash, such as PIK interest. PIK interest represents contractually deferred interest that is added to the principal balance of the loan and compounded if not paid on a current basis. PIK may be prepaid by either contract or the portfolio company’s choice, but generally is paid at the end of the loan term. The following table shows the PIK-related activity for the three months ended March 31, 2012 and 2011, at cost:

	Three months ended March 31,
(in thousands)	2012	2011
Beginning PIK loan balance	$15,653	$30,923
PIK interest earned during the period	1,336	2,435
Interest receivable converted to PIK	—	360
Payments received from PIK loans	(333)	(5,780)
PIK converted to other securities	—	(876)
Realized loss	—	(900)
Ending PIK loan balance	$16,656	$26,162
As of March 31, 2012 and 2011, we were not accruing interest on $8.9 million and $6.5 million, respectively, of the PIK loans, at cost, shown in the preceding table. The payments received from PIK loans during the three months ended March 31, 2011, includes $4.7 million of PIK collected in conjunction with the sale of our investment in Superior Industries Investors, LLC.

MCG Capital Corporation
May 3, 2012

DIVIDEND INCOME
We accrete dividends on equity investments with stated dividend rates as they are earned, to the extent that we believe the dividends will be paid ultimately and the associated portfolio company has sufficient value to support the accretion. We recognize dividends on our other equity investments when we receive the dividend payment. Our dividend income varies from period to period because of changes in the size and composition of our equity investments, the yield from the investments in our equity portfolio and the ability of the portfolio companies to declare and pay dividends. During the three months ended March 31, 2012 and 2011, we recognized dividend income of $1.1 million and $2.5 million, respectively. In addition, during the three months ended March 31, 2012 and 2011, we received payments on accrued dividends of $3.5 million and $4.2 million, respectively.
TOTAL OPERATING EXPENSES
Total operating expenses include interest, employee compensation and general and administrative expenses. The reasons for these variances are discussed in more detail below.
INTEREST EXPENSE
During the three months ended March 31, 2012, we incurred $5.2 million of interest expense, which represented a $1.3 million, or 34.3%, increase from the same period in 2011. Interest expense for the three months ended March 31, 2012 increased $1.9 million due to increased amortization of debt issuance costs, including $1.5 million of accelerated deferred financing fees related to the termination of our SunTrust Warehouse financing facility. Interest expense also increased $0.3 million due to an increase in the average LIBOR rate by 0.21% during the first quarter of 2012. These increases were partially offset by a $0.8 million decrease in interest expense due to a lower average borrowing balance in the first quarter of 2012.
EMPLOYEE COMPENSATION
Employee compensation expense includes base salaries and benefits, variable annual incentive compensation and amortization of employee stock awards. During the three months ended March 31, 2012, our employee compensation expense was $4.4 million, which represented a $0.2 million, or 5.4%, decrease from the same period in 2011. Our salaries and benefits decreased by $0.1 million, or 2.5%, due to a $0.9 million decrease in salaries and benefits primarily resulting from a 42% reduction in our workforce that occurred as part of the corporate restructuring that we implemented during 2011, offset by an increase in incentive compensation of $0.8 million primarily resulting from inducement bonuses paid in the first quarter of 2012.
During the three months ended March 31, 2012, we recognized $0.5 million of compensation expense related to restricted stock awards, compared to $0.6 million for the three months ended March 31, 2011, which represented a $0.1 million, or 23.4%, decrease. Included in the amortization of restricted stock for the three months ended March 31, 2012 was $0.1 million of amortization expenses associated with the elimination of ten positions in the first quarter of 2012. The lapsing of forfeiture provisions for previously awarded restricted stock accounted for the reduction in amortization of employee restricted stock.
GENERAL AND ADMINISTRATIVE
During the three months ended March 31, 2012, general and administrative expense was $3.9 million, which represented a $1.1 million, or 39.2%, increase compared to the same period in 2011 primarily due to $1.1 million in severance costs related to positions notified for elimination in the first quarter of 2012. General and administrative expense for the first quarter of 2012 also included $0.3 million of legal expenses related to investment monetizations.

MCG Capital Corporation
May 3, 2012

NET INVESTMENT LOSS BEFORE INCOME TAX PROVISION
During the three months ended March 31, 2012, we incurred $2.5 million of net investment losses before income tax provision, compared to $20.9 million during the same period in 2011. These amounts represent the total of net realized gains and losses, net unrealized (depreciation) appreciation, and reversals of unrealized (appreciation) depreciation. We reverse unrealized (appreciation) depreciation at the time that we realize the gain or loss. The following table summarizes our realized and unrealized (loss) and gain on investments and changes in our unrealized appreciation and depreciation on investments for the three months ended March 31, 2012:

		Three months ended March 31, 2012
(in thousands)	Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company
RadioPharmacy Investors, LLC	Healthcare	Control	$—	$(2,053)	$—	$(2,053)
Orbitel Holdings, LLC	Cable	Control	—	(1,966)	—	(1,966)
Miles Media Group, LLC	Business Services	Non-Affiliate	—	(1,575)	—	(1,575)
Jenzabar, Inc.	Technology	Non-Affiliate	16,370	(1)	(16,435)	(66)
Jet Plastica Investors, LLC	Plastic Products	Control	—	3,175	—	3,175
Other (< $1 million net gain (loss))			8	64	(80)	(8)
Total			$16,378	$(2,356)	$(16,515)	$(2,493)

•
During the quarter ended March 31, 2012, we recorded $2.0 million of unrealized depreciation on our investment in Orbitel Holdings, LLC due to a reduction in the multiple used to value that company based on estimated exit value.

•	We also recorded unrealized depreciation on our investments in Miles Media Group, LLC and RadioPharmacy Investors, LLC, to reflect decreases in the operating performances of those companies.

•
In April 2012, Jet Plastica Investors, LLC liquidated substantially all of its assets.  Including the proceeds from the liquidation, we received a $10.2 million payment on our senior debt and anticipate receiving additional payments on our senior debt upon future collection of certain accounts receivable, resulting in a $3.2 million unrealized appreciation in the first quarter of 2012.

•
In February 2012, we accepted $23.7 million for our senior preferred stock and warrant position in Jenzabar, Inc., or Jenzabar, which resulted in a $16.4 million reversal of previously unrealized appreciation and the realization of a $16.4 million gain.

The remaining unrealized depreciation and appreciation shown in the above table resulted predominantly from a change in the performance of certain of our portfolio companies and the multiples used to value certain of our investments.
LOSS ON EXTINGUISHMENT OF DEBT
We incurred a $0.2 million premium when we repurchased the remaining $8.7 million of our private placement notes during the first quarter of 2012. During the first quarter of 2011, we incurred a $0.9 million premium when we repurchased $17.4 million of our private placement notes.
INCOME TAX PROVISION
During the three months ended March 31, 2012, we incurred an $18,000 income tax provision compared to an $11,000 income tax provision during the three months ended March 31, 2011. The income tax provision for both periods was primarily attributable to unrealized depreciation or appreciation and flow-through taxable income on certain investments held by our subsidiaries.

MCG Capital Corporation
May 3, 2012

Conference Call (Live Call)	Date and time	Thursday, May 3, 2012 at 9:00 a.m. Eastern Time
	Dial-in Number (No Conference ID required)	(877) 878-2269 domestic (847) 829-0062 international
	Webcast	http://investor.mcgcapital.com
Replay (Available through May 17, 2012)	Call Replay (Conference ID for replay is #75476286)	(855) 859-2056 domestic (404) 537-3406 international
	Web Replay	http://investor.mcgcapital.com

MCG Capital Corporation
May 3, 2012

MCG Capital Corporation
Consolidated Balance Sheets

(in thousands, except per share amounts)	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Cash and cash equivalents	$59,941	$58,563
Cash, securitization accounts	35,380	40,306
Cash, restricted	69,279	34,964
Investments at fair value
Non-affiliate investments (cost of $512,777 and $570,209, respectively)	494,532	570,133
Affiliate investments (cost of $42,695 and $40,858, respectively)	53,756	51,770
Control investments (cost of $405,586 and $406,151, respectively)	117,852	119,263
Total investments (cost of $961,058 and $1,017,218, respectively)	666,140	741,166
Interest receivable	4,122	4,049
Other assets	9,362	11,490
Total assets	$844,224	$890,538
Liabilities
Borrowings (maturing within one year of $28,734 and $32,983, respectively)	402,783	430,219
Interest payable	1,110	2,710
Dividends payable	13,050	13,092
Other liabilities	8,796	9,565
Total liabilities	$425,739	$455,586
Stockholders’ equity
Preferred stock, par value $0.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $0.01, authorized 200,000 shares on March 31, 2012 and December 31, 2011, 76,762 issued and outstanding on March 31, 2012 and 76,997 issued and outstanding on December 31, 2011	768	770
Paid-in capital	1,004,976	1,009,748
Distributions in excess of earnings
Paid-in capital	(195,310)	(195,310)
Other	(96,734)	(103,912)
Net unrealized depreciation on investments	(295,215)	(276,344)
Total stockholders’ equity	418,485	434,952
Total liabilities and stockholders’ equity	$844,224	$890,538
Net asset value per common share at end of period	$5.45	$5.65

MCG Capital Corporation
May 3, 2012

MCG Capital Corporation
Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
(in thousands, except per share amounts)	2012	2011
Revenue
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$14,357	$17,558
Affiliate investments (5% to 25% owned)	1,184	1,143
Control investments (more than 25% owned)	1,755	4,735
Total interest and dividend income	17,296	23,436
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	236	507
Control investments (more than 25% owned)	27	360
Total advisory fees and other income	263	867
Total revenue	17,559	24,303
Operating expense
Interest expense	5,202	3,873
Employee compensation
Salaries and benefits	3,875	3,976
Amortization of employee restricted stock awards	478	624
Total employee compensation	4,353	4,600
General and administrative expense	3,936	2,827
Restructuring expense	26	—
Total operating expense	13,517	11,300
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision	4,042	13,003
Net realized gain (loss) on investments
Non-affiliate investments (less than 5% owned)	16,370	(27,917)
Affiliate investments (5% to 25% owned)	—	(917)
Control investments (more than 25% owned)	8	1,207
Total net realized gain (loss) on investments	16,378	(27,627)
Net unrealized (depreciation) appreciation on investments
Non-affiliate investments (less than 5% owned)	(18,169)	31,533
Affiliate investments (5% to 25% owned)	149	1,447
Control investments (more than 25% owned)	(846)	(26,279)
Derivative and other fair value adjustments	(5)	(18)
Total net unrealized (depreciation) appreciation on investments	(18,871)	6,683
Net investment loss before income tax provision	(2,493)	(20,944)
Loss on extinguishment of debt before income tax provision	(174)	(863)
Income tax provision	18	11
Net income (loss)	$1,357	$(8,815)
Income (loss) per basic and diluted common share	$0.02	$(0.12)
Cash distributions declared per common share	$0.17	$0.15
Weighted-average common shares outstanding—basic and diluted	77,050	75,765

MCG Capital Corporation
May 3, 2012

MCG Capital Corporation
Consolidated Statements of Changes in Net Assets
(unaudited)

	Three months ended March 31,
(in thousands, except per share amounts)	2012	2011
Decrease in net assets from operations
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision	$4,042	$13,003
Net realized gain (loss) on investments	16,378	(27,627)
Net unrealized (depreciation) appreciation on investments	(18,871)	6,683
Loss on extinguishment of debt before income tax provision	(174)	(863)
Income tax provision	(18)	(11)
Net income (loss)	1,357	(8,815)
Distributions to stockholders
Distributions declared	(13,050)	(11,582)
Net decrease in net assets resulting from stockholder distributions	(13,050)	(11,582)
Capital share transactions
Repurchase of common stock	(5,085)	—
Amortization of restricted stock awards
Employee	478	624
Non-employee director	17	17
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(184)	(1,167)
Net decrease in net assets resulting from capital share transactions	(4,774)	(526)
Total decrease in net assets	(16,467)	(20,923)
Net assets
Beginning of period	434,952	578,016
End of period	$418,485	$557,093
Net asset value per common share at end of period	$5.45	$7.23
Common shares outstanding at end of period	76,762	77,065

MCG Capital Corporation
May 3, 2012

MCG Capital Corporation
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
(in thousands)	2012	2011
Cash flows from operating activities
Net income (loss)	$1,357	$(8,815)
Adjustments to reconcile net loss to net cash provided by operating activities
Investments in portfolio companies	(4,367)	(89,483)
Principal collections related to investment repayments or sales	75,520	119,260
Decrease in interest receivable, accrued payment-in-kind interest and dividends	1,280	6,503
Amortization of restricted stock awards
Employee	478	624
Non-employee director	17	17
Decrease (increase) in cash—securitization accounts from interest collections	292	(7,891)
Increase in restricted cash—escrow accounts	1,122	(1,224)
Depreciation and amortization	2,757	902
Decrease in other assets	401	85
Decrease in other liabilities	(2,342)	(419)
Realized (gain) loss on investments	(16,378)	27,627
Net change in unrealized depreciation (appreciation) on investments	18,871	(6,683)
Loss on extinguishment of debt	174	863
Net cash provided by operating activities	79,182	41,366
Cash flows from financing activities
Repurchase of common stock	(5,085)	—
Payments on borrowings	(49,010)	(25,402)
Proceeds from borrowings	21,400	5,000
Decrease (increase) in cash in restricted and securitization accounts
Securitization accounts for repayment of principal on debt	4,634	(20,426)
Restricted cash	(35,437)	8,666
Payment of financing costs	(1,030)	(1,701)
Distributions paid	(13,092)	(10,735)
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(184)	(1,167)
Net cash used in financing activities	(77,804)	(45,765)
Net increase (decrease) in cash and cash equivalents	1,378	(4,399)
Cash and cash equivalents
Beginning balance	58,563	44,970
Ending balance	$59,941	$40,571
Supplemental disclosure of cash flow information
Interest paid	$4,318	$3,952
Income taxes (refunded) paid	12	(103)
Paid-in-kind interest collected	333	5,780
Dividend income collected	3,465	4,183

MCG Capital Corporation
May 3, 2012

SELECTED FINANCIAL DATA
QUARTERLY OPERATING INFORMATION

	2012	2011	2011	2011	2011
(in thousands, except per share amounts)	Q1	Q4	Q3	Q2	Q1
Revenue
Interest and dividend income
Interest income	$15,596	$16,694	$17,128	$17,153	$20,158
Dividend income	1,077	1,504	1,227	2,116	2,497
Loan fee income	623	606	1,425	919	781
Total interest and dividend income	17,296	18,804	19,780	20,188	23,436
Advisory fees and other income	263	671	930	1,020	867
Total revenue	17,559	19,475	20,710	21,208	24,303
Operating expense
Interest expense	5,202	3,856	3,960	3,945	3,873
Salaries and benefits	3,875	2,431	2,683	2,908	3,976
Amortization of employee restricted stock awards	478	703	348	406	624
General and administrative	3,936	4,906	3,657	2,646	2,827
Restructuring expense	26	115	4,109	65	—
Total operating expense	13,517	12,011	14,757	9,970	11,300
Net operating income before net investment (loss) income, loss on extinguishment of debt and income tax provision (benefit)	4,042	7,464	5,953	11,238	13,003
Net investment loss before income tax provision (benefit)	(2,493)	(56,429)	(31,052)	(21,448)	(20,944)
Loss on extinguishment of debt before income tax provision (benefit)	(174)	—	—	—	(863)
Income tax provision	18	8	10	8	11
Net (loss) income	$1,357	$(48,973)	$(25,109)	$(10,218)	$(8,815)
Per common share statistics
Weighted-average common shares outstanding—basic and diluted	77,050	76,514	76,404	76,343	75,765
Net operating income before net investment (loss) income, loss on extinguishment of debt and income tax provision (benefit) per common share—basic and diluted	$0.05	$0.09	$0.08	$0.15	$0.17
(Loss) income per common share—basic and diluted	$0.02	$(0.64)	$(0.33)	$(0.13)	$(0.12)
Net asset value per common share—period end	$5.45	$5.65	$6.44	$6.93	$7.23
Distributions declared per common share(a)	$0.17	$0.17	$0.17	$0.17	$0.15
_____________

(a)
On February 24, 2012, MCG’s board of directors declared a distribution of $0.17 per share payable on May 15, 2012 to shareholders of record as of April 13, 2012. In addition, on April 27, 2012, MCG’s board of directors declared a distribution of $0.14 per share payable on July 13, 2012 to shareholders of record as of June 13, 2012. MCG determines the tax attributes of its distributions as of the end of the fiscal year based upon the taxable income for the full year and distributions paid during the year. If MCG determined the tax attributes of its 2012 distributions as of March 31, 2012, 39% would be from ordinary income and 61% would be a return of capital.

MCG Capital Corporation
May 3, 2012

ABOUT MCG CAPITAL CORPORATION
We are a solutions-focused commercial finance company providing capital and advisory services to middle-market companies throughout the United States. For our core portfolio, we make debt and equity investments primarily in companies with annual revenue of $20 million to $200 million and earnings before interest, taxes, depreciation and amortization, or EBITDA, of $3 million to $25 million, which we refer to as “middle-market” companies. Generally, our portfolio companies use our capital investment to finance acquisitions, recapitalizations, buyouts, organic growth and working capital.

Forward-looking Statements:
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: MCG's results of operations, including revenues, net operating income, net investment losses and general and administrative expenses and the factors that may affect such results; the performance of current or former MCG portfolio companies; the cause of net investment losses; the timing of the anticipated payoff of the Company's SunTrust Warehouse facility and the associated acceleration and recognition of deferred financing fees; the timing and level of staff reductions by year-end 2012; projected future annual base compensation and benefits levels and annual non-compensation cost structure amounts; expected levels of transition plan costs during 2012; forecasted 2012 and 2013 per share net operating income amounts, which may not be realized; and general economic factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.